Exhibit 99.2

Stellar V Capital Corp. Announces Closing of $150 Million Initial Public Offering

NEW YORK, Jan. 31, 2025 (GLOBE NEWSWIRE) -- Stellar V Capital Corp. (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the closing of its initial public offering of 15,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $150,000,000.

The Company’s units began trading on January 30, 2025 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “SVCCU.” Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants will be traded on Nasdaq under the symbols “SVCC” and “SVCCW,” respectively.

The Company’s management team is led by co-CEOs Prokopios (Akis) Tsirigakis and George Syllantavos who are also the Company’s directors. In addition, the Company’s board includes Nicolas Bornozis, Christopher Thomas and Harry Braunstein.

The Company intends to use the net proceeds from the offering, and the simultaneous private placements of units and warrants, to consummate the Company’s initial business combination.

BTIG, LLC acted as sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from BTIG, LLC, 65 East 55th Street New York, New York 10022, or by email at ProspectusDelivery@btig.com or by accessing the Securities and Exchange Commission (“SEC”)’s website, www.sec.gov.

A registration statement relating to the securities has been filed with, and declared effective by the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Stellar V Capital Corp.

Stellar V Capital Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Anastasios (Tassos) Chrysostomidis	Daniela Guerrero
Vice President of Business Development	Investor Relations/Media
Stellar V Capital Corp.	Capital Link, Inc.
www.stellaracquisition.com	230 Park Avenue, Suite 1540
Email: inquiries@stellaracquisition.com	New York, N.Y. 10169
Tel.: (212) 661-7566
Email: stellaracquisition@capitallink.com